Exhibit 16.1

NICHOLS, CAULEY & ASSOCIATES, LLC A Professional Services Firm of: Certified Public Accountants Certified Financial Planners® Certified Valuation Analysts	REPLY TO: 400 Corder Road, Suite 100 Warner Robins, Georgia 31088-3786 478-929-3888 FAX 478-923-7896 warnerrobins@nicholscauley.com

Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins

www.nicholscauley.com

November 1, 2010

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We are sending this response to you based upon the request and permission of Michael Smith of State Bank Financial Corporation.

State Bank Financial Corporation provided Item 14 of Form 10 filed on October 29, 2010 to us.  We have read this disclosure, and our firm is in agreement with the statements made by State Bank Financial Corporation relative to the relationship of our firm with State Bank and Trust Company.

If you have any questions, please contact us.

Sincerely,

Nichols, Cauley & Associates, LLC

Todd D. Giddens, Partner

Cc:

Michael Smith, State Bank Financial Corporation

Farrell Nichols, Nichols, Cauley & Associates, LLC

Marlan Nichols, Nichols, Cauley & Associates, LLC

Cal Brantley, Nichols, Cauley & Associates, LLC